UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2017

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02
Unregistered Sales of Equity Securities.

As previously disclosed, on April 26, 2017, ChromaDex Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Champion River Ventures Limited (“Champion River”) and Pioneer Step Holdings Limited (“Pioneer” and together with Champion River, the “Purchasers”), pursuant to which the Company agreed to sell and issue up to $25.0 million of the Company’s Common Stock (the “Common Stock”) at a purchase price of $2.60 per share in three tranches of approximately $3.5 million, $16.4 million and $5.1 million, respectively.

On August 18, 2017, the third tranche under the Purchase Agreement (the “Third Tranche”) closed, pursuant to which the Company issued 1,965,417 shares of Common Stock to the Purchasers at a purchase price of $2.60 per share.

The shares of Common Stock sold in the Third Tranche are not registered under the Securities Act of the 1933, as amended (the “Securities Act”), or any state securities laws. The Company has relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. In connection with the Purchasers’ execution of the Purchase Agreement, the Purchasers represented to the Company that they are each an “accredited investor” as defined in Regulation D of the Securities Act and that the securities being purchased by them are being acquired solely for their own account and for investment purposes and not with a view to the future sale or distribution.

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2017, the Company’s Board of Directors (the “Board”) unanimously approved an increase in the authorized size of the Board from seven members to nine members, and Tony Lau and Wendy Yu were each appointed to the Board to fill such new Board seats. Each of Mr. Lau’s and Ms. Yu’s term of office expires at the Company’s 2018 Annual Meeting of Stockholders or when their respective successor is duly elected and qualified, or their earlier death, resignation or removal.

Mr. Lau and Ms. Yu were appointed to the Board pursuant to the rights granted to each of the Purchasers under the Purchase Agreement, which required that the Board, following the second tranche under the Purchase Agreement and the Company’s 2017 Annual Meeting of Stockholders, increase the number of authorized directors so as to create two vacant seats on the Board, and fill such vacancies with a nominee selected by each Purchaser. Accordingly, Champion River nominated Mr. Lau and Pioneer nominated Ms. Yu. Each Purchaser shall have the right to nominate one individual for election to the Board in each election of the Board for so long as such Purchaser beneficially owns at least 4.5% of the total issued and outstanding shares of Common Stock as of any particular date and holds at least 67% of the shares of Common Stock purchased by such Purchaser pursuant to the Purchase Agreement.

In accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy, Mr. Lau and Ms. Yu received an initial grant consisting of a nonstatutory stock option to purchase 40,000 shares of Common Stock, which shares will vest in a series of three equal annual installments. Mr. Lau and Ms. Yu will also be entitled to receive a $30,000 annual cash retainer for service as director and will be eligible to receive additional equity compensation in the future. Mr. Lau and Ms. Yu also each entered into the Company’s standard form of indemnification agreement.

Mr. Lau currently serves as a Director of Horizons Ventures Limited, an affiliate of Champion River, and as of August 18, 2017, Champion River beneficially owned approximately 12.0% of the outstanding shares of Common Stock. Ms. Yu currently serves as Chief Digital Officer of Horizons Digital Group, an affiliate of Pioneer, and as of August 18, 2017, Pioneer beneficially owned approximately 8.0% of the outstanding shares of Common Stock.

On August 21, 2017, the Company issued a press release announcing the closing of the Third Tranche and the director appointments, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01
Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 21, 2017

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 21, 2017
CHROMADEX CORPORATION By: /s/ Frank L. Jaksch, Jr. Name: Frank L. Jaksch, Jr. Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated August 21, 2017